Exhibit 99.3
Raymond James Investor Conference
March 8 — 11, 2009
Slide 21:
Reconciliation From Net Income to Adjusted EBITDAX:

	2004	2005	2006	2007	2008

Net income (loss) applicable to common shareholders	$79,916	$150,114	$344,036	$316,762	$(634,040)
Cal Dive gains	—	—	(96,531)	(98,602)	—
Non-cash impairment and other unusual items	—	790	5,300	72,674	930,663
Preferred stock dividends	2,743	2,454	3,358	3,716	3,192
Income tax provision	43,034	75,019	133,253	106,119	69,873
Net interest expense and other	5,265	7,559	34,524	56,703	72,074
Depreciation and amortization	108,305	110,683	193,205	320,235	306,047
Exploration expense	—	6,465	43,115	26,725	32,926

Adjusted EBITDAX	$239,263	$353,084	$660,260	$804,332	$780,735

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.